September 29, 2010
FaithShares Trust
c/o FaithShares Advisors, LLC
3555 NW 58th St. Ste. 410
Oklahoma City, OK 73112

Ladies and Gentlemen:
Pursuant to Rule 12b-25 of the General Rules and
Regulations under the Securities Exchange Act of
1934, we inform you that we have been furnished a
copy of Form 12b-25, to be filed by FaithShares
Trust (the Funds) on or about September 29, 2010,
which contains notification of the registrants
inability to file its Form N-SAR by September 29,
2010. We have read the Funds statements contained in
Part III therein and we agree with the stated
reasons as to why we have been unable to complete
our audit and report on the Funds financial
statements for the period from inception (December
8, 2009 and/or December 14, 2009, as applicable)
through July 31, 2010, to be included in its Form N-
SAR.
Very truly yours,
/s/ KPMG LLP
Sample Company
[Date of report]
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